INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT is made the 1st day of August 2011, by and between Excelsior Private Markets Fund II (Master), LLC (the “Company”) and Bank of America Capital Advisors LLC, a Delaware limited liability company (the “Investment Adviser”).

WHEREAS, the Company intends to engage in business as a closed-end, non-diversified management investment company, and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Investment Adviser is an investment adviser registered as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Investment Adviser to act as its investment adviser pursuant to this Agreement; and

WHEREAS, the Investment Adviser desires to be retained to act as investment adviser to the Company pursuant to this Agreement;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed, by and between the parties, as follows:

1.            The Company hereby retains the Investment Adviser to:

(a)          act as its investment adviser and, subject to the supervision and control of the Board of Managers of the Company (the “Board,” and each member of the Board, a “Manager”), manage the investment activities of the Company as hereinafter set forth. Without limiting the generality of the foregoing, the Investment Adviser shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of the Company in a manner consistent with the investment objective, policies and restrictions of the Company, as set forth in the Confidential Memorandum of the Company and as may be adopted from time to time by the Board, and applicable laws and regulations; determine the securities to be purchased, sold or otherwise disposed of by the Company and the timing of such purchases, sales and dispositions; invest discrete portions of the Company’s assets (which may constitute, in the aggregate, all of the Company’s assets) in unregistered investment funds or other investment vehicles (“Portfolio Funds”), which are managed by investment managers (“Portfolio Managers”), including Portfolio Managers for which separate investment vehicles have been created in which the Portfolio Managers serve as general partners or managing members and the Company is the sole investor (“Portfolio Accounts”) and Portfolio Managers who are retained to manage the Company’s assets directly through separate managed accounts (Portfolio Managers of Portfolio Accounts and of managed accounts are collectively referred to as “Sub-Managers”), and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Company, as the Investment Adviser shall deem necessary or appropriate. The Investment Adviser shall furnish to or place at the disposal of the Company such of the information, evaluations, analyses and opinions formulated or obtained by the Investment Adviser in the discharge of its duties as the Company may, from time to time, reasonably request; and

(b)          provide, and the Investment Adviser hereby agrees to provide, certain management, administrative and other services to the Company. Notwithstanding the appointment of the Investment Adviser to provide such services hereunder, the Board shall remain responsible for supervising and controlling the management, business and affairs of the Company. The management, administrative and other services to be provided by the Investment Adviser shall include any of the following and/or such other management or administrative services as may be agreed upon by the parties from time to time:

(i)	providing office space, telephone and utilities;

(ii)	providing administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

(iii)	supervising the entities which are retained by the Company to provide administration, custody and other services to the Company;

(iv)	handling investor inquiries regarding the Company and providing investors with information concerning their investments in the Company and capital account balances;

(v)	monitoring relations and communications between investors and the Company;

(vi)	assisting in the drafting and updating of disclosure documents relating to the Company and assisting in the preparation of offering materials;

(vii)	maintaining and updating investor information, such as change of address and employment;

(viii)	assisting in the preparation and mailing of investor subscription documents and confirming the receipt of such documents;

(ix)	assisting in the preparation of any regulatory filings with the Securities and Exchange Commission and state securities regulators and other Federal and state regulatory authorities;

(x)	preparing reports to and other informational materials for members and assisting in the preparation of proxy statements and other member communications;

(xi)	monitoring compliance with regulatory requirements and with the Company’s investment objective, policies and restrictions as established by the Board;

(xii)	reviewing accounting records and financial reports of the Company, assisting with the preparation of the financial reports of the Company and acting as liaison with the Company’s accounting agent and independent auditors;

(xiii)	assisting in the preparation and filing of tax returns;

(xiv)	coordinating and organizing meetings of the Board and meetings of the members of the Company, in each case when called by such persons;

(xv)	preparing materials and reports for use in connection with meetings of the Board;

(xvi)	maintaining and preserving those books and records of the Company or the Company’s administrator, accounting agent or custodian (which books and records shall be the property of the Company and shall be surrendered to the Company promptly upon request);

(xvii)	reviewing and arranging for payment of the expenses of the Company;

(xviii)	reviewing and approving all regulatory filings of the Company required under applicable law;

(xix)	reviewing investor qualifications and subscription documentation and otherwise assisting in administrative matters relating to the processing of subscriptions for interests in the Company; and

(xx)	working closely with any counsel of the Company (which shall be retained at the sole expense of the Company) in response to any litigation, investigations or regulatory matters.

2.            Without limiting the generality of Section 1 hereof, the Investment Adviser shall be authorized to open, maintain and close accounts in the name and on behalf of the Company with brokers and dealers as it determines are appropriate; to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Company on such terms as the Investment Adviser considers appropriate and that are consistent with the policies of the Company; and, subject to any policies adopted by the Board and to the provisions of applicable law, to agree to such commissions, fees and other charges on behalf of the Company as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Company and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the federal securities laws; to pursue and implement the investment policies and strategies of the Company, assess the most appropriate investment vehicles (general or limited partnerships, separate managed accounts or other investment vehicles (pooled or otherwise), and determine the assets to be committed to each Portfolio Fund. The Investment Adviser may, subject to such procedures as may be adopted by the Board, use affiliates of the Investment Adviser as brokers to effect the Company’s securities transactions and the Company may pay such commissions to such brokers in such amounts as are permissible under applicable law.

3.            Advisory Fee; Expenses

(a)          In consideration of the services provided by the Investment Adviser under this Agreement, the Company will pay the Investment Adviser a fee as indicated on Exhibit A (the “Advisory Fee”).

(b)          In addition, the Investment Adviser shall be entitled to a carried interest (the “Carried Interest”) payable by certain feeder funds that invest in the Company, directly or indirectly, as described on Exhibit A.

(c)          The Advisory Fee is payable quarterly in arrears, based on (i) during the period from the initial closing until the fifth anniversary of the final closing, the total commitments entered into by the Company with respect to (a) investments in Portfolio Funds and (b) direct private equity investments in portfolio companies, and (ii) beginning on the fifth anniversary of the final closing and thereafter, the net asset value (exclusive of assets held in cash and cash equivalents) of the Company as of the last day of the applicable quarter (the “Investment NAV”).

(d)          Except as provided herein or in another agreement between the Company and BACA, the Investment Adviser is responsible for all costs and expenses associated with the provision of its services hereunder. The Investment Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Investment Adviser or furnished to the Company under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Investment Adviser shall be deemed to include persons employed or otherwise retained by the Investment Adviser or made available to the Investment Adviser.

4.           The Company will, from time to time, furnish or otherwise make available to the Investment Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Company as the Investment Adviser may reasonably require in order to discharge its duties and obligations hereunder.

5.           Except as provided herein or in another agreement between the Company and the Investment Adviser, the Company shall bear all of its own expenses, including: all investment related expenses (including, but not limited to, fees paid directly or indirectly to Portfolio Managers, all costs and expenses directly related to portfolio transactions and positions for the Company’s account such as direct and indirect expenses associated with the Company’s investments, transfer taxes and premiums, taxes withheld on foreign dividends and, if applicable in the event the Company utilizes a Portfolio Account, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees); all expenses (including financing, due diligence, travel and other costs) related to the acquisition, holding, monitoring and disposition of the Portfolio Funds (including expenses associated with potential investments or dispositions that are not consummated); all costs and expenses associated with the establishment of Portfolio Accounts; any non-investment related interest expense; fees and disbursements of any attorneys and accountants engaged by the Company; audit and tax preparation fees and expenses of the Company; administrative expenses and fees; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance policy and a fidelity bond; the fee payable to the Investment Adviser; fees and travel expenses of Managers; all costs and charges for equipment or services used in communicating information regarding the Company’s transactions among the Investment Adviser and any custodian or other agent engaged by the Company; and any extraordinary expenses.

6.            The Investment Adviser will use its best efforts in the supervision and management of the investment activities of the Company and in providing services hereunder, but in the absence of willful misconduct, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Investment Adviser, its directors, officers or employees and its affiliates, successors or other legal representatives (collectively, the “Affiliates”) shall not be liable to the Company for any error of judgment, for any mistake of law, for any act or omission by the Investment Adviser or any of the Affiliates or for any loss suffered by the Company. Notwithstanding the foregoing, the Company shall not be deemed to have waived any rights it may have against the Investment Adviser under federal or state securities laws.

7.            Indemnification

(a)          The Company shall indemnify the Investment Adviser and its directors, officers or employees and their respective affiliates, executors, heirs, assigns, successors or other legal representatives (each an “Indemnified Person”) against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties with respect to the Company, except those resulting from the willful misconduct, bad faith or gross negligence of an Indemnified Person or the Indemnified Person’s reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, “disabling conduct”). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Managers who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Company shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys’ fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Investment Adviser agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Company for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this Section 8.

(b)          Notwithstanding any of the foregoing to the contrary, the provisions of this Section 8 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal Securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 8 to the fullest extent permitted by law.

8.            Nothing contained in this Agreement shall prevent the Investment Adviser or any affiliated person of the Investment Adviser from acting as investment adviser or manager for any other person, firm or corporation and except as required by applicable law (including Rule 17j-l under the 1940 Act) shall not in any way bind or restrict the Investment Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Investment Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

9.            Term

(a)          This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to this paragraph, this Agreement shall remain in effect for a period of one (1) year from such date and shall continue in effect from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the outstanding voting securities of the Company, as defined by the 1940 Act and the rules thereunder, or by the Board; and provided that in either event such continuance is also approved by a majority of Managers who are not parties to this Agreement or “interested persons’’ (as defined by the 1940 Act and the rules thereunder) of any such party (the “Independent Managers”), by vote cast in person at a meeting called for the purpose of voting on such approval. The Company may at any time, without payment of any penalty, terminate this Agreement upon sixty days' prior written notice to the Investment Adviser, either by majority vote of the Board or by the vote of a majority of the outstanding voting securities of the Company (as defined by the 1940 Act and the rules thereunder). The Investment Adviser may at any time, without payment of penalty, terminate this Agreement upon sixty days’ prior written notice to the Company.

(b)          If terminated, the Investment Adviser will be entitled to the pro rated portion (number of days that this Agreement was in effect during the quarter in which the termination of this Agreement was effective, divided by the number of days in the quarter in which the termination of this Agreement was effective) of any unpaid fee pursuant to Section 3(a).

(c)          The Company acknowledges that, if this Agreement is terminated for any reason, the Investment Adviser (or an affiliate) will still be entitled to collect the Carried Interest, if any, from the feeder funds that invest in the Company, for any investments made during the term of this Agreement.

10.           This Agreement shall be binding upon and inure to the benefit of each party hereto, each indemnified party and their respective successors and permitted assigns. This Agreement shall automatically terminate in the event of its assignment (to the extent required by the 1940 Act and the rules thereunder) unless such automatic termination shall be prevented by an exemptive order or rule by the Securities and Exchange Commission.

11.           Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

12.           This Agreement may be amended only by written agreement of the parties. Any amendment shall be required to be approved by the Board and by a majority of the Independent Managers in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder. If required by the 1940 Act, any amendment shall also be required to be approved by such vote of members of the Company as is required by the 1940 Act and the rules thereunder.

13.           This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Advisers Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.           The Company represents that this Agreement has been duly approved by the Board, including a majority of the Independent Managers, and the sole initial member of the Company, in accordance with the requirements of the 1940 Act and the rules thereunder.

15.           The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Managers, any members of the Company or their affiliates, any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

16.           This Agreement embodies the entire understanding of the parties.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

EXCELSIOR PRIVATE MARKETS FUND II, (MASTER), LLC

By	/s/ James D. Bowden
Name:	James D. Bowden
Title:	President and CEO

BANK OF AMERICA CAPITAL ADVISORS LLC

By:	/s/ Steven L. Suss
Name:	Steven L. Suss
Title:	Senior Vice President

EXHIBIT A

Effective as of August 1, 2011

Investment Advisory Agreement

Following is the Advisory Fee that is the subject of this Agreement:

Advisory Fee

1.0 % as follows: (i) during the period from the initial closing until the fifth anniversary of the final closing, based on the total commitments entered into by the Company with respect to: (a) investments in Portfolio Funds and (b) direct private equity investments in portfolio companies; and (ii) beginning on the fifth anniversary of the final closing and thereafter, based on the net asset value (exclusive of assets held in cash and cash equivalents) of the Company as of the last day of the applicable quarter.

Carried Interest

In addition to the Advisory Fee payable by the Company, the Investment Adviser, acting as special member to Excelsior Private Markets Fund II (TI), LLC and Excelsior Private Markets Fund II (TE), LLC (each a feeder fund that invests directly or indirectly in the Company), shall receive a Carried Interest from each such feeder fund, in accordance with Section 8.2(a)(ii) of each such feeder fund’s Limited Liability Company Agreement (or any successor provision thereto), equal to 5% of distributions after the members of each such feeder fund have received a 125% return of all drawn commitments, with any such Carried Interest distribution accrued prior to the fourth anniversary of a feeder fund’s final closing to be retained until such date.

A-1